Exhibit 10.1

FIRST AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

Accelerate Diagnostics, Inc. and Jack W. Schuler Living Trust

This amendment (this “Amendment”) to the Securities Purchase Agreement by and among Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), and the Jack W. Schuler Living Trust (including its successors and assigns, the “Investor”) dated as of June 9, 2023 (the “Agreement”), is dated as of December 12, 2023.

WHEREAS, pursuant to Section 6.4 of the Agreement, any provision of the Agreement may be waived or amended if, and only if, such waiver or amendment is in writing and signed by the Company and the Investor;

WHEREAS the Investor and the Company wish to extend the Closing Date of the Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1.            Closing Date. The definition of Closing Date set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Closing Date” means a date on or prior to February 15, 2024, that is (i) in the case of the purchase of the Securities pursuant to the Fixed Commitment, the closing date specified by the Company in its request to the Investor pursuant to Section 2.1(a) (which request shall be made no less than two nor more than 10 Business Days prior to such specified closing date, but no later than 5:00 p.m. Central Standard Time on February 12, 2024), or (ii) in the case of the purchase of the Securities pursuant to the Backstopped Commitment, the closing date of the Backstopped Offering.

2.            Backstopped Offering. Sections 2.1(b) and (c) of the Agreement are hereby amended and restated in its entirety as follows:

(b)            Provided that the Company has not requested the Investor to purchase shares of Common Stock pursuant to the Fixed Commitment set forth in Section 2.1(a), the Investor shall backstop the underwritten public offering (the “Backstopped Offering”) by the Company of Common Stock for gross proceeds of a maximum of $10 million in accordance with the following provisions (the “Backstop Commitment”):

(i)            If the Company shall obtain purchase commitments in such Backstopped Offering and the aggregate amount of such commitments total to at least $10 million by February 15, 2024, then, regardless of the aggregate amount of purchase commitments in such Backstopped Offering, the Investor shall, pursuant to the Backstop Commitment, be required to purchase, at a price per share equal to the public offering price for the Backstopped Offering, a number of shares of Common Stock of the Company equal to the quotient obtained by dividing (x) $2 million, by (y) the public offering price for the Backstopped Offering.

(ii)            If Company shall obtain purchase commitments in such Backstopped Offering and the aggregate of such commitments total to less than $10 million by February 15, 2024, then the Investor shall, pursuant to the Backstop Commitment, be required to purchase, at a price per share equal to the public offering price for the Backstopped Offering, a number of shares of Common Stock of the Company equal to the quotient obtained by dividing (x) the difference between $10 million and the aggregate dollar amount of the purchase commitments that the Company shall have received from investors pursuant to the Backstopped Offering, by (y) the public offering price for the Backstopped Offering.

(iii)            If the Company shall fail to obtain any purchase commitments pursuant to the Backstopped Offering by February 15, 2024, then the Investor shall, pursuant to the Backstop Commitment, purchase such shares of Common Stock equal to the quotient obtained by dividing (x) $10 million, by (y) the public offering price for the Backstopped Offering.

The aggregate purchase price paid by the Investor for shares of Common Stock pursuant to the Backstop Commitment is herein referred to as the “Backstopped Amount.”

(c)            In the event that the Company shall engage in a Backstopped Offering, the Investor shall have the right, but not the obligation, to purchase, on the Closing Date, at a price per share equal to the public offering price, a number of shares of Common Stock equal to the quotient obtained by dividing (x) the difference between $10 million and the Backstopped Amount, by (y) the public offering price for the Backstopped Offering; provided that if the Backstopped Amount is $10 million, then the Investor shall not have any right to purchase additional shares pursuant to this Section 2.1(c).

3.            Termination. Section 6.5 of the Agreement is hereby amended and restated in its entirety as follows:

Termination. This Agreement may be terminated prior to the Closing Date by written agreement of the Investor and the Company. In addition, this Agreement shall terminate effective as of February 13, 2024, if by 5:00 p.m. Central Standard Time on February 12, 2024 the Company shall not have requested the Investor to purchase Securities or to fulfill its Backstop Commitment in accordance with the provisions of Section 2.1 hereof. Upon a termination in accordance with this Section 6.5, the Company and the Investor shall not have any further obligation or liability (including as arising from such termination) to the other.

4.            Capitalized terms not defined herein shall have the meeting set forth in the Agreement. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect and be enforceable against the parties in accordance with its terms. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument, binding on all of the parties notwithstanding that all such parties have not signed the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail transmission of a “.pdf” or other similar data file shall be effective as delivery of a manually executed counterpart to this Amendment. For clarity, this Amendment shall be governed by all provisions of the Agreement (other than as the Agreement is specifically amended herein), unless the context otherwise requires, including (but not limited to) all provisions concerning construction, notices, governing law, jurisdiction, waiver of jury trial and confidentiality, mutatis mutandis.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized signatories as of December 11, 2023.

COMPANY:

ACCELERATE DIAGNOSTICS, INC.,
a Delaware corporation

/s/ Jack Phillips
Name:	Jack Phillips
Title:	President & CEO

INVESTOR:

Jack W. Schuler Living Trust

/s/ Jack W. Schuler
Name: Jack W. Schuler